Exhibit 99.1

NEWS RELEASE

For Immediate Release
Friday, October 31, 2025

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS THIRD-QUARTER RESULTS
•Net sales of $2.5 billion, down 4.7% year-over-year
•Reported earnings per share of $4.09 and adjusted earnings per share(1) of $1.35
•Full-year adjusted earnings per share outlook increased to approximately $5.00
•$300 million in share repurchases to commence in the fourth quarter of 2025, utilizing $230 million in after-tax proceeds received from the TAFE ownership sale

    DULUTH, GA – October 31 – AGCO (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported net sales of $2.5 billion for the third quarter ended September 30, 2025, a decrease of 4.7% compared to the third quarter of 2024. The third quarter of 2024 included other revenue of $251.2 million which represents revenue from the Company’s divestiture of the majority of its Grain & Protein business as shown in the regional net sales table. Reported net income was $4.09 per share for the quarter and adjusted net income(1) was $1.35 per share. These results compare to reported net income of $0.40 per share and adjusted net income(1) of $0.68 per share for the third quarter of 2024. Excluding favorable foreign currency translation of 3.7%, net sales in the quarter decreased 8.4% compared to the third quarter of 2024.

    “AGCO delivered another solid quarter of navigating a complex global landscape shaped by challenging farm economics, high interest rates, and cautious capital investment,” said Eric Hansotia, AGCO’s Chairman, President and CEO. “Our continued investments in precision agriculture, autonomous solutions and sustainable technologies helped maintain demand for our premium brands. At the same time, we have responded decisively with disciplined production cuts, aggressive cost management, and accelerated strategic restructuring initiatives.”

    Hansotia continued, “While political shifts and global trade tensions weighed on farmer sentiment especially in North America, AGCO’s diversified global footprint and Farmer-First strategy helped mitigate regional disruptions. Our strong earnings and improved cash flow generation reflect the structural changes we have made. We remain focused on improving productivity for farmers, driving growth across our portfolio and delivering value for our shareholders which has been enhanced with the previously announced $1 billion share repurchase program, expected to commence this quarter.”

    Net sales for the first nine months of 2025 were approximately $7.2 billion, a decrease of 18.4% compared to the same period in 2024. The first nine months of 2024 included other revenue of $741.8 million which represents revenue from the Company’s divestiture of the majority of its Grain & Protein business as shown in the regional net sales table. For the first nine months of 2025, reported net income was $8.45 per share and adjusted net income(1) was $3.11 per share. These results compare to reported net loss of $(2.27) per share and adjusted net income(1) of $5.53 per share for the same period in 2024. Excluding favorable foreign currency translation of 1.0%, net sales in the first nine months of 2025 decreased 19.4% compared to the same period in 2024.

Third Quarter Highlights
•Reported regional sales results(2): Europe/Middle East (“EME”) +27.5%, North America (32.1)%, South America (8.1)%, Asia/Pacific/Africa (“APA”) (5.9)%
•Constant currency regional sales results(1)(2)(3): EME +20.3%, North America (32.1)%, South America (9.5)%, APA (5.2)%
•Regional operating margin performance: EME 15.6%, North America (10.5)%, South America 5.7%, APA 4.9%
•Completed the sale of AGCO’s ownership interest in TAFE for $260 million (after-tax proceeds of $230 million)
•The Company plans to initiate $300 million in share repurchases in the fourth quarter of 2025, utilizing the $230 million of after-tax proceeds from the TAFE ownership sale

(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to third quarter 2024.
(3) Excludes currency translation impact.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Nine Months Ended September 30, 2025	Change from Prior Year Period	Change from Prior Year Period
North America(4)	(10)%	(29)%
Brazil(5)	3%	(10)%
Western Europe(5)	(8)%	(7)%

(4) Excludes compact tractors.
(5) Based on Company estimates.

    Hansotia concluded, “Near-record global crop production in 2025 has increased inventories and pressured commodity prices. While elevated government payments in North America are supporting farm income, crop margins remain constrained. These economic challenges have weakened demand for farm equipment in North America and Europe. Still, farmers continue to invest in precision technologies to boost productivity and profitability. In Brazil, sentiment is improving largely due to record soybean yields, though rising input costs, recent trade tensions, high interest rates and political uncertainty are dampening purchasing activity. In Europe, confidence varies by region, with Western farmers benefiting from favorable yields, while Southern and Eastern areas have been impacted by adverse weather. Dairy and livestock producers have benefited from strong prices and steady demand. While traditional equipment sales remain under pressure, we see a clear transition toward smarter, more efficient solutions as farmers seek to protect margins and manage ongoing volatility.”

    North American industry retail tractor sales declined 10% in the first nine months of 2025 compared to the same period in 2024 with the steepest drops occurring in higher horsepower categories — particularly in recent months. Combine unit sales fell 29% year-over-year during the same period. Ongoing uncertainty around grain export demand and elevated input costs are expected to continue weighing on industry demand throughout 2025, especially for larger equipment.

    Brazil industry retail tractor sales rose 3% in the first nine months of 2025 compared to the same period in 2024, driven primarily by demand for smaller and mid-size tractors coupled with favorable trade dynamics. Despite record soybean harvests and potential trade benefits, demand for larger equipment has yet to show meaningful improvement. High financing costs and political uncertainty are expected to continue to constrain demand in 2025.

    Western Europe industry retail tractor sales declined 8% during the first nine months of 2025 compared to the same period in 2024 with double digit percentage decreases across most markets except Spain, which saw strong growth. Demand is expected to remain soft throughout the remainder of the year, as lower income levels weigh on arable farmers. However, steady demand from dairy and livestock producers is expected to partially offset the overall decline.

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended September 30,	2025	2024	% change from 2024	% change from 2024 due to currency translation(6)	% change excluding currency translation
North America	$383.0	$564.4	(32.1)%	—%	(32.1)%
South America	322.4	350.8	(8.1)%	1.4%	(9.5)%
EME	1,613.8	1,266.0	27.5%	7.2%	20.3%
APA	157.1	166.9	(5.9)%	(0.7)%	(5.2)%
Total Segments	2,476.3	2,348.1	5.5%	4.1%	1.4%
Other(7)	—	251.2	(100.0)%	—%	(100.0)%
	$2,476.3	$2,599.3	(4.7)%	3.7%	(8.4)%

Nine Months Ended September 30,	2025	2024	% change from 2024	% change from 2024 due to currency translation(6)	% change from 2024 due to acquisition of a business(6)	% change excluding currency translation and acquisition of a business
North America	$1,199.5	$1,792.7	(33.1)%	(0.8)%	0.4%	(32.7)%
South America	855.7	939.7	(8.9)%	(4.9)%	0.6%	(4.6)%
EME	4,719.2	4,842.4	(2.5)%	3.1%	0.9%	(6.5)%
APA	387.4	458.0	(15.4)%	(0.7)%	1.3%	(16.0)%
Total Segments	7,161.8	8,032.8	(10.8)%	1.1%	0.7%	(12.6)%
Other(7)	—	741.8	(100.0)%	—%	—%	(100.0)%
	$7,161.8	$8,774.6	(18.4)%	1.0%	0.7%	(20.1)%

(6) See footnotes for additional disclosures.
(7) “Other” represents the results for the three and nine months ended September 30, 2024 for the majority of the Company’s Grain & Protein (“G&P”) business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.

North America

    Net sales in the North American region decreased 32.1% during the third quarter of 2025 compared to the third quarter of 2024, excluding the impact of unfavorable currency translation. Softer industry sales and under-production of end-market demand contributed to lower sales. The most significant sales declines occurred in high-horsepower tractors, sprayers and combines. Income from operations for the third quarter of 2025 decreased $56.4 million compared to the same period in 2024 and operating margins remained negative. The decrease was primarily a result of lower sales and production volumes.

South America

    South American net sales decreased 9.5% during the third quarter of 2025 compared to the third quarter of 2024, excluding the impact of favorable currency translation. Weaker industry demand drove most of the decrease with lower sales across the majority of the product categories. Income from operations for the third quarter of 2025 decreased $22.6 million compared to the same period in 2024. This decrease was primarily a result of lower sales and production levels and the impact of modestly negative pricing.

Europe/Middle East

    Net sales in the Europe/Middle East region increased 20.3% during the third quarter of 2025 compared to the third quarter of 2024, excluding the impact of favorable currency translation. This reflects a recovery in production levels and corresponding sales following extended plant downtime last year. Increases were largest in high-horsepower and mid-range tractors. Income from operations increased $163.1 million in the third quarter of 2025 compared to the same period in 2024. This increase was primarily a result of significantly higher sales and production volumes.

Asia/Pacific/Africa

    Asia/Pacific/Africa region net sales decreased 5.2%, excluding unfavorable currency translation impacts, during the third quarter of 2025 compared to the third quarter of 2024 due to weaker end market demand and lower production volumes. Lower sales across most of the Asian markets were partially offset by higher sales in Australia and Africa. Income from operations increased $0.9 million in the third quarter of 2025 compared to the same period in 2024 primarily due to lower manufacturing costs, partially offset by lower sales volume.

Outlook

    AGCO expects full-year 2025 net sales of approximately $9.8 billion. Adjusted operating margins are projected to be approximately 7.5%. Lower production volumes are expected to be partially offset by cost controls and stable engineering expenses. Based on these assumptions, full-year earnings per share are targeted at approximately $5.00. These estimates incorporate the expected impact of tariffs in effect as of October 31, 2025, along with AGCO’s mitigation strategies. Any changes to tariff policies or related responses could affect these projections.

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    AGCO will host a conference call with respect to this earnings announcement at 10 a.m. Eastern Time on Friday, October 31. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com under the “Investors” Section. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

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Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits as well as the financial health of our dealers could negatively impact future sales and adversely impact our performance.
•On April 1, 2024, we completed the acquisition of the ag assets and technologies of Trimble through the formation of a joint venture, PTx Trimble, of which we own 85%. Financing the PTx Trimble transaction significantly increased our indebtedness and interest expense. We also have made various assumptions relating to the acquisition that may not prove to be correct, and we may fail to realize all of the anticipated benefits of the acquisition. All acquisitions involve risk, and there is no certainty that the acquired business will operate as expected. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. The recent announcements of significant trade policy and tariff actions by the U.S. government, including but not limited to tariffs on imported steel and aluminum products, tariffs on certain imports from China, tariffs on certain imports from Canada and Mexico, announced trade deal between the United States and European Union of baseline tariffs on certain imports from the European Union, and baseline tariffs on most imports from most other countries, continue to create significant uncertainty and potential risks for our business. These announcements in some cases were followed by delays and changes in implementation, and the ultimate tariff structures are unclear at the current time. Depending on the countries affected, increases in tariffs have raised the costs of inputs used in manufacturing our products, which in turn has impacted our cost of goods sold. Additionally, higher tariffs may lead to increased after-tariff sales prices for the products we sell. The impacts of the tariffs may be partially mitigated as a majority of our sales and manufacturing takes place outside the United States. While we are actively exploring opportunities to mitigate these increased costs, there can be no guarantee that we will be able to fully offset the impact of these tariffs. Furthermore, the imposition of retaliatory tariffs from other countries on our exported products could negatively affect our sales and marketplace access in those countries. Moreover, the uncertainty of the tariff changes and any future trade policy changes has adversely impacted, and is expected to continue to adversely impact, our sales.
•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Cybersecurity breaches including ransomware attacks and other means are rapidly increasing. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. In addition, the potential of future natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. There can be no assurance that there will not be future disruptions.
•Any future pandemics could negatively impact our business through reduced sales, facilities closures, higher absentee rates and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.

•We recently have experienced significant inflation in a range of costs, including for parts and components, shipping and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and have incurred additional indebtedness as part of the PTx Trimble joint venture transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations, as well as increased leverage generally, that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2024, and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio including leading brands Fendt®, Massey Ferguson®, PTx and Valtra®. AGCO's full line of equipment, smart farming solutions and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $11.7 billion in 2024. For more information, visit www.agcocorp.com.

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AGCO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$884.1	$612.7
Accounts and notes receivable, net	1,220.9	1,267.4
Inventories, net	3,081.1	2,731.3
Other current assets	535.6	526.6
Total current assets	5,721.7	5,138.0
Property, plant and equipment, net	1,977.4	1,818.6
Right-of-use lease assets	169.0	168.9
Investments in affiliates	597.3	519.6
Deferred tax assets	898.3	561.0
Other assets	512.2	435.2
Intangible assets, net	689.8	728.9
Goodwill	1,901.2	1,820.4
Total assets	$12,466.9	$11,190.6

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$109.2	$415.2
Accounts payable	986.7	813.0
Accrued expenses	2,410.2	2,469.6
Other current liabilities	122.0	128.2
Total current liabilities	3,628.1	3,826.0
Long-term debt, less current portion and debt issuance costs	2,734.4	2,233.3
Operating lease liabilities	123.4	127.5
Pension and postretirement health care benefits	163.1	155.6
Deferred tax liabilities	143.7	125.0
Other noncurrent liabilities	882.1	680.3
Total liabilities	7,674.8	7,147.7
Redeemable noncontrolling interests	301.3	300.1
Stockholders’ Equity:
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	16.0	—
Retained earnings	6,206.7	5,645.0
Accumulated other comprehensive loss	(1,732.6)	(1,902.9)
Total stockholders’ equity	4,490.8	3,742.8
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$12,466.9	$11,190.6
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2025	2024
Net sales	$2,476.3	$2,599.3
Cost of goods sold	1,829.8	1,996.2
Gross profit	646.5	603.1
Operating expenses:
Selling, general and administrative expenses	340.8	344.3
Engineering expenses	123.0	121.3
Amortization of intangibles	23.0	8.8
Impairment charges	(0.6)	0.2
Restructuring and business optimization expenses	8.7	10.5
Loss on sale of business	—	3.2
Income from operations	151.6	114.8
Interest expense, net	15.5	33.9
Other expense (income), net	(208.4)	52.3
Income before income taxes and equity in net earnings of affiliates	344.5	28.6
Income tax provision	48.8	11.9
Income before equity in net earnings of affiliates	295.7	16.7
Equity in net earnings of affiliates	7.0	12.2
Net income	302.7	28.9
Net loss attributable to noncontrolling interests	3.0	1.1
Net income attributable to AGCO Corporation	$305.7	$30.0
Net income per common share attributable to AGCO Corporation:
Basic	$4.10	$0.40
Diluted	$4.09	$0.40
Cash dividends declared and paid per common share	$0.29	$0.29
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.6
Diluted	74.7	74.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2025	2024
Net sales	$7,161.8	$8,774.6
Cost of goods sold	5,336.1	6,564.2
Gross profit	1,825.7	2,210.4
Operating expenses:
Selling, general and administrative expenses	993.0	1,074.5
Engineering expenses	356.8	390.0
Amortization of intangibles	54.0	54.4
Impairment charges	7.3	5.3
Restructuring and business optimization expenses	37.3	41.7
Loss on sale of business	12.3	497.8
Income from operations	365.0	146.7
Interest expense, net	51.8	65.7
Other expense (income), net	(127.2)	168.4
Income (loss) before income taxes and equity in net earnings of affiliates	440.4	(87.4)
Income tax provision (benefit)	(154.7)	122.6
Income (loss) before equity in net earnings of affiliates	595.1	(210.0)
Equity in net earnings of affiliates	30.7	38.0
Net income (loss)	625.8	(172.0)
Net loss attributable to noncontrolling interests	5.2	2.9
Net income (loss) attributable to AGCO Corporation	$631.0	$(169.1)
Net income (loss) per common share attributable to AGCO Corporation
Basic	$8.46	$(2.27)
Diluted	$8.45	$(2.27)
Cash dividends declared and paid per common share	$0.87	$3.37
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.6
Diluted	74.7	74.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$625.8	$(172.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	187.3	189.4
Amortization of intangibles	54.0	54.4
Stock compensation expense	25.0	21.3
Impairment charges	7.3	5.3
Loss on sale of business	12.3	497.8
Gain on sale of investment in affiliate	(251.9)	—
Equity in net earnings of affiliates, net of cash received	(30.0)	(37.3)
Deferred income tax benefit	(348.8)	(30.7)
Other	23.4	24.9
Changes in operating assets and liabilities:
Accounts and notes receivable, net	81.1	(102.4)
Inventories, net	(113.4)	(221.1)
Other current and noncurrent assets	(29.2)	(79.7)
Accounts payable	98.6	(77.4)
Accrued expenses	(241.4)	(286.2)
Other current and noncurrent liabilities	124.4	105.7
Total adjustments	(401.3)	64.0
Net cash provided by (used in) operating activities	224.5	(108.0)
Cash flows from investing activities:
Purchases of property, plant and equipment	(159.3)	(279.3)
Proceeds from sale of property, plant and equipment	1.7	1.8
Purchase of businesses, net of cash acquired	—	(1,902.2)
Proceeds from sale of business	(12.3)	—
Sale of (investments in) unconsolidated affiliates, net	258.8	(1.6)
Other	(7.7)	(0.2)
Net cash provided by (used in) investing activities	81.2	(2,181.5)
Cash flows from financing activities:
Proceeds from indebtedness	481.6	2,624.6
Repayments of indebtedness	(458.0)	(2.3)
Payment of dividends to stockholders	(64.9)	(251.5)
Payment of minimum tax withholdings on stock compensation	(11.4)	(11.9)
Payment of debt issuance costs	—	(15.7)
Investments by noncontrolling interests, net	—	8.1
Net cash provided by (used in) financing activities	(52.7)	2,351.3
Effects of exchange rate changes on cash, cash equivalents and restricted cash	18.4	(14.7)
Increase in cash, cash equivalents and restricted cash	271.4	47.1
Cash, cash equivalents and restricted cash, beginning of period	612.7	595.5
Cash, cash equivalents and restricted cash, end of period(1)	$884.1	$642.6
____________________________________
(1)    Includes $20.0 million of cash and cash equivalents classified as held for sale as of September 30, 2024.

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data)

1.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. The cash received from receivables sold under these accounts receivable sales agreements that remain outstanding as of September 30, 2025 and December 31, 2024 was approximately $2.0 billion and $2.3 billion, respectively.

    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. The cash received from trade receivables sold under factoring arrangements that remain outstanding as of September 30, 2025 and December 31, 2024 was approximately $252.7 million and $220.5 million, respectively.

    Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense (income), net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $21.9 million and $60.6 million during the three and nine months ended September 30, 2025, respectively. Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense (income), net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $28.4 million and $92.2 million during the three and nine months ended September 30, 2024, respectively.

    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of September 30, 2025 and December 31, 2024, these finance joint ventures had approximately $87.1 million and $139.2 million, respectively, of outstanding accounts receivable associated with these arrangements.

2.    INVENTORIES

    Inventories, net at September 30, 2025 and December 31, 2024 were as follows (in millions):

	September 30, 2025	December 31, 2024
Finished goods	$1,263.8	$1,187.9
Repair and replacement parts	841.2	754.6
Work in process	255.0	170.0
Raw materials	721.1	618.8
Inventories, net	$3,081.1	$2,731.3

3.    INDEBTEDNESS

    Long-term debt consisted of the following at September 30, 2025 and December 31, 2024 (in millions):

	September 30, 2025	December 31, 2024
Credit Facility, expires 2027	$350.0	$—
5.450% Senior notes due 2027	400.0	400.0
5.800% Senior notes due 2034	700.0	700.0
0.800% Senior notes due 2028	704.0	622.7
1.002% EIB Senior term loan due 2025	—	259.5
EIB Senior term loan due 2029	293.3	259.5
EIB Senior term loan due 2030	199.5	176.4
Senior term loans due between 2025 and 2028	98.0	152.0
Debt issuance costs	(10.4)	(12.0)
	2,734.4	2,558.1

Less:
1.002% EIB Senior term loan due 2025	—	(259.5)
Senior term loans due 2025	—	(65.3)
Total long-term indebtedness	$2,734.4	$2,233.3

    As of September 30, 2025 and December 31, 2024, the Company had short-term borrowings due within one year, excluding the current portion of long-term debt, of approximately $109.2 million and $90.4 million, respectively.

1.002% European Investment Bank (“EIB”) Senior Term Loan due 2025

    On January 24, 2025, the Company repaid €250.0 million (or approximately $262.3 million) upon maturity of the EIB Senior term loan due 2025.

Senior Term Loans due between 2025 and 2028

    In August 2025, the Company repaid €63.0 million (or approximately $72.8 million) upon maturity of the Senior term loans due 2025.

4.    RESTRUCTURING AND BUSINESS OPTIMIZATION EXPENSES

    On June 24, 2024, the Company announced a restructuring program (the “Program”) in response to increased weakening demand in the agriculture industry. The Company estimates that it will incur charges for one-time termination benefits of approximately $150.0 million to $200.0 million in connection with the initial phase of the Program, primarily consisting of cash charges related to severance payments, employees benefits and related costs. The Company incurred the majority of the charges in 2024 and expects to incur the remaining charges in 2025.

    As of December 31, 2024, accrued severance and other related costs primarily associated with the Program were approximately $136.2 million. During the three and nine months ended September 30, 2025, the Company recorded $4.2 million and $5.9 million, respectively, of severance and other related costs, net of reversals, primarily associated with the Program, and paid approximately $30.8 million and $100.5 million, respectively, of severance costs. The $53.3 million of accrued severance and other related costs as of September 30, 2025, inclusive of approximately $11.7 million of foreign currency translation impacts, are expected to be paid primarily during the next 12 months.

    Business optimization expenses primarily relate to professional services costs incurred as part of the restructuring program aimed at reducing structural costs, enhancing global efficiencies by changing the Company’s operating model for certain corporate and back-office functions. During the three and nine months ended September 30, 2025, the Company recognized approximately $4.5 million and $31.4 million, respectively, of business optimization expenses.

5.    SEGMENT REPORTING

    The Company has four operating segments which are also its reportable segments which consist of the North America, South America, Europe/Middle East and Asia/Pacific/Africa regions. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company’s Chief Operating Decision Maker (“CODM”), Eric P. Hansotia, Chairman of the Board, President and Chief Executive Officer, evaluates segment performance primarily based on income from operations. The CODM utilizes income from operations to evaluate each segment’s performance including the allocation of resources. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2025 and 2024 based on the Company’s reportable segments are as follows (in millions):

Three Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments	Other(1)	Total
2025
Net sales	$383.0	$322.4	$1,613.8	$157.1	$2,476.3	$—	$2,476.3
Cost of goods sold	302.5	259.1	1,143.9	124.3	1,829.8	—	1,829.8
Selling, general and administrative expenses	84.6	32.7	146.0	21.7	285.0	—	285.0
Engineering expenses	36.0	12.1	71.5	3.4	123.0	—	123.0
Income (loss) from operations	$(40.1)	$18.5	$252.4	$7.7	$238.5	$—	$238.5

2024
Net sales(2)	$564.4	$350.8	$1,266.0	$166.9	$2,348.1	$251.2	$2,599.3
Cost of goods sold	426.1	272.1	974.1	135.1	1,807.4	188.8	1,996.2
Selling, general and administrative expenses	90.7	24.7	134.9	21.8	272.1	21.9	294.0
Engineering expenses	31.3	12.9	67.7	3.2	115.1	6.2	121.3
Income from operations(3)	$16.3	$41.1	$89.3	$6.8	$153.5	$34.3	$187.8

____________________________________
(1)    “Other” represents the results for the three months ended September 30, 2024 for the majority of the Company’s Grain & Protein (“G&P”) business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.
(2)    Of the $251.2 million of the net sales of the divested G&P business recast to “Other”, $171.7 million, $30.8 million, $32.2 million and $16.5 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.
(3)    Of the $34.3 million of the income (loss) from operations of the divested G&P business recast to “Other”, $36.4 million, $4.0 million, $(6.3) million and $0.2 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

Nine Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments	Other(1)	Total
2025
Net sales	$1,199.5	$855.7	$4,719.2	$387.4	$7,161.8	$—	$7,161.8
Cost of goods sold	925.4	688.1	3,414.0	308.6	5,336.1	—	5,336.1
Selling, general and administrative expenses	251.8	94.8	421.3	56.1	824.0	—	824.0
Engineering expenses	104.3	28.4	215.8	8.3	356.8	—	356.8
Income (loss) from operations	$(82.0)	$44.4	$668.1	$14.4	$644.9	$—	$644.9

2024
Net sales(2)	$1,792.7	$939.7	$4,842.4	$458.0	$8,032.8	$741.8	$8,774.6
Cost of goods sold	1,353.2	761.7	3,524.5	363.4	6,002.8	561.4	6,564.2
Selling, general and administrative expenses	256.8	78.5	418.0	59.5	812.8	80.1	892.9
Engineering expenses	101.8	40.0	219.9	8.8	370.5	19.5	390.0
Income from operations(3)	$80.9	$59.5	$680.0	$26.3	$846.7	$80.8	$927.5
____________________________________
(1)    “Other” represents the results for the nine months ended September 30, 2024 for the majority of the Company’s G&P business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.
(2)    Of the $741.8 million of the net sales of the divested G&P business recast to “Other”, $510.8 million, $94.2 million, $87.7 million and $49.1 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.
(3)    Of the $80.8 million of the income (loss) from operations of the divested G&P business recast to “Other”, $90.9 million, $14.4 million, $(25.6) million and $1.1 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Segment income from operations	$238.5	$153.5	$644.9	$846.7
Other(1)	—	34.3	—	80.8
Impairment charges	0.6	(0.2)	(7.3)	(5.3)
Loss on sale of business	—	(3.2)	(12.3)	(497.8)
Corporate expenses	(48.9)	(45.3)	(144.7)	(161.2)
Amortization of intangibles	(23.0)	(8.8)	(54.0)	(54.4)
Stock compensation expense	(6.9)	(5.0)	(24.3)	(20.4)
Restructuring and business optimization expenses	(8.7)	(10.5)	(37.3)	(41.7)
Consolidated income from operations	$151.6	$114.8	$365.0	$146.7
____________________________________
(1)    “Other” represents the results for the three and nine months ended September 30, 2024 for the majority of the Company’s G&P business which was divested on November 1, 2024. The results of the G&P business through the date of the divestiture were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments.

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share and net sales on a constant currency basis and excluding a recent acquisition, each of which excludes amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The net sales for the three months ended September 30, 2025 were not adjusted to exclude a recent acquisition as the acquisition occurred in the second quarter of 2024. A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income from operations, net income (loss) attributable to AGCO and net income (loss) per share attributable to AGCO to adjusted income from operations, adjusted net income and adjusted net income per share for the three and nine months ended September 30, 2025 and 2024 (in millions, except per share data):

	Three Months Ended September 30,
	2025			2024
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$151.6	$305.7	$4.09	$114.8	$30.0	$0.40
Restructuring and business optimization expenses(2)	8.7	6.4	0.08	10.5	6.6	0.09
Amortization of PTx Trimble acquired intangibles(3)	20.5	12.5	0.16	6.1	3.8	0.05
Transaction-related costs(4)	4.8	1.3	0.02	9.0	6.6	0.09
Impairment charges(5)	(0.6)	(0.6)	(0.01)	0.2	0.2	—
Loss on sale of business(6)	—	—	—	3.2	3.2	0.05
Gain on sale of investment in affiliate(7)	—	(219.2)	(2.93)	—	—	—
Discrete tax items(8)	—	(4.7)	(0.06)	—	—	—
As adjusted	$185.0	$101.4	$1.35	$143.8	$50.4	$0.68
____________________________________
(1)    Net income and net income per share amounts are after tax.
(2)    The restructuring expenses recorded during the three months ended September 30, 2025 and 2024 related primarily to severance, business optimization and other related costs associated with the Company’s Program.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the three months ended September 30, 2025 related to the Company’s divestiture of the majority of its Grain & Protein (“G&P”) business. The transaction-related costs recorded during the three months ended September 30, 2024 related to the Company’s divestiture of the majority of its G&P business and the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the three months ended September 30, 2025 and 2024 primarily related to the impairment of certain other assets.
(6)    The Company classified its G&P business as held for sale as of June 30, 2024. During the three months ended September 30, 2024, the Company recorded an additional loss of $3.2 million based on the subsequent evaluation of fair market value less costs to sell of the disposal group as of the end of the third quarter.
(7)    The gain on sale of investment in affiliate recorded during the three months ended September 30, 2025 related to the sale of the Company’s ownership interest in Tractors and Farm Equipment Limited (“TAFE”). Foreign currency translation impacts since the inception of the investment in affiliate previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense (income), net” in the Company’s Condensed Consolidated Statement of Operations.
(8)    During the three months ended September 30, 2025, the Company’s income tax provision included a net tax benefit of $4.7 million related to a legal entity reorganization.

	Nine Months Ended September 30,
	2025			2024
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income (Loss)(1)	Net Income (Loss) Per Share(1)
As reported	$365.0	$631.0	$8.45	$146.7	$(169.1)	$(2.27)
Restructuring and business optimization expenses(2)	37.3	27.7	0.37	41.7	32.4	0.44
Amortization of PTx Trimble acquired intangibles(3)	46.3	28.0	0.37	24.3	15.3	0.20
Transaction-related costs(4)	17.7	4.9	0.07	42.2	31.2	0.42
Impairment charges(5)	7.3	7.3	0.09	5.3	5.3	0.07
Loss on sale of business(6)	12.3	12.7	0.17	497.8	497.8	6.67
Gain on sale of investment in affiliate(7)	—	(219.2)	(2.93)	—	—	—
Discrete tax items(8)	—	(259.9)	(3.48)	—	—	—
As adjusted	$485.9	$232.5	$3.11	$758.0	$412.9	$5.53
____________________________________
(1)    Net income (loss) and net income (loss) per share amounts are after tax.
(2)    The restructuring expenses recorded during the nine months ended September 30, 2025 and 2024 related primarily to severance, business optimization and other related costs associated with the Company’s Program.
(3)    Amortization of intangibles related to intangibles acquired as part of the Company’s acquisition of PTx Trimble.
(4)    The transaction-related costs recorded during the nine months ended September 30, 2025 and 2024 related to the Company’s divestiture of the majority of its G&P business and the formation of the PTx Trimble joint venture.
(5)    The impairment charges recorded during the nine months ended September 30, 2025 and 2024 primarily related to the impairment of certain other assets.
(6)    The loss on sale of business recorded during the nine months ended September 30, 2025 related to the finalization of the preliminary working capital and other adjustments related to the sale of the majority of the Company's G&P business. As of June 30, 2024, the Company classified its G&P business as held for sale and recorded a loss of $497.8 million during the nine months ended September 30, 2024.
(7)    The gain on sale of investment in affiliate recorded during the nine months ended September 30, 2025 related to the sale of the Company’s ownership interest in TAFE. Foreign currency translation impacts since the inception of the investment in affiliate previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense (income), net” in the Company’s Condensed Consolidated Statement of Operations.
(8)    During the nine months ended September 30, 2025, the Company’s income tax provision included a net tax benefit of $259.9 million related to a legal entity reorganization.

    The following is a reconciliation of adjusted operating margin for the three and nine months ended September 30, 2025 and 2024 (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$2,476.3	$2,599.3	$7,161.8	$8,774.6

Income from operations	151.6	114.8	365.0	146.7
Adjusted income from operations(1)	$185.0	$143.8	$485.9	$758.0
Operating margin(2)	6.1%	4.4%	5.1%	1.7%
Adjusted operating margin(2)	7.5%	5.5%	6.8%	8.6%
____________________________________
(1)    Refer to the previous table for the reconciliation of income from operations to adjusted income from operations.
(2)    Operating margin is defined as the ratio of income from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.

    The Company does not provide a quantitative reconciliation of forward-looking, non-GAAP financial measures to the most directly comparable GAAP financial measure because it is difficult to reliably predict or estimate the relevant components without unreasonable effort due to future uncertainties that may potentially have a significant impact on such calculations and providing them may imply a degree of precision that would be confusing or potentially misleading.

    The following table sets forth, for the three months ended September 30, 2025 and 2024, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation
	2025	2024	% change from 2024	$	%
North America	$383.0	$564.4	(32.1)%	$(0.5)	—%
South America	322.4	350.8	(8.1)%	5.0	1.4%
Europe/Middle East	1,613.8	1,266.0	27.5%	91.0	7.2%
Asia/Pacific/Africa	157.1	166.9	(5.9)%	(1.2)	(0.7)%
Total Segments	2,476.3	2,348.1	5.5%	94.3	4.1%
Other(1)	—	251.2	(100.0)%	—	—%
	$2,476.3	$2,599.3	(4.7)%	$94.3	3.7%
____________________________________
(1)    “Other” represents the results for the three months ended September 30, 2024 for the majority of the Company’s Grain & Protein (“G&P”) business which was divested on November 1, 2024. Of the $251.2 million of the net sales of the divested G&P business recast to “Other”, $171.7 million, $30.8 million, $32.2 million and $16.5 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.

    The following table sets forth, for the nine months ended September 30, 2025 and 2024, the impact to net sales of currency translation and a recent acquisition by geographical segment (in millions, except percentages):

	Nine Months Ended September 30,			Change due to currency translation		Change due to acquisition of a business
	2025	2024	% change from 2024	$	%	$	%
North America	$1,199.5	$1,792.7	(33.1)%	$(14.5)	(0.8)%	$7.7	0.4%
South America	855.7	939.7	(8.9)%	(45.6)	(4.9)%	5.1	0.6%
Europe/Middle East	4,719.2	4,842.4	(2.5)%	152.3	3.1%	40.7	0.9%
Asia/Pacific/Africa	387.4	458.0	(15.4)%	(3.3)	(0.7)%	5.8	1.3%
Total Segments	7,161.8	8,032.8	(10.8)%	88.9	1.1%	59.3	0.7%
Other(1)	—	741.8	(100.0)%	—	—%	—	—%
	$7,161.8	$8,774.6	(18.4)%	$88.9	1.0%	$59.3	0.7%
____________________________________
(1)    “Other” represents the results for the nine months ended September 30, 2024 for the majority of the Company’s G&P business which was divested on November 1, 2024. Of the $741.8 million of the net sales of the divested G&P business recast to “Other”, $510.8 million, $94.2 million, $87.7 million and $49.1 million were previously included within our North America, South America, Europe/Middle East and Asia/Pacific/Africa segments, respectively.